                            AGREEMENT             Exhibit (10)(b)

     THIS AGREEMENT, is entered into as of the 24th day of October, 1994, by and between HRB Management, Inc. ("HRB"), a Missouri corporation and an indirect wholly-owned subsidiary of H&R Block, Inc. ("Block"), and William F. Evans, 1020 West 55th Street, Kansas City, Missouri 64113 ("Evans").

     WHEREAS, Evans has submitted to Block his resignation as Block's Senior Vice President, Corporate Operations, effective
October 31, 1994; and

     WHEREAS, HRB and Evans desire to establish a mutually beneficial future relationship whereby Evans shall remain in the employ of HRB to provide consultation services to the President and Chief Executive Officer of Block and such other persons as the President may designate, said relationship to be upon the terms and conditions set forth in this Agreement;

     NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and agreements hereinafter set forth, the parties agree as follows:

1. Commencing November 1, 1994 and continuing during the term of this Agreement, HRB hires Evans to consult with the President and Chief Executive Officer of Block, and such other persons as said President and Chief Executive Officer may designate, in matters with which Evans is conversant relating to the business and operations of Block and its direct and indirect subsidiaries (each, including HRB, a "Block Subsidiary"). Such consultation shall be upon reasonable notice at such times and places as may be mutually convenient. In addition to the foregoing, during the term hereof, Evans shall fully cooperate with Block, HRB and the other Block Subsidiaries in all matters relating to winding up Evans' pending work on behalf of Block and such Block Subsidiaries and the orderly transfer of any such pending work to other employees of Block Subsidiaries, as such other employees may be designated by HRB. HRB shall at all times have complete control of the services which Evans will render under this Agreement.

2. The parties acknowledge that Evans is currently an employee of HRB and agree that his employment under the terms of this Agreement shall constitute a continuation of such employment, but under the terms of this Agreement.

3. During the term of this Agreement, Evans shall have the right to (a) accept employment with another entity and perform services pursuant to such employment, and (b) establish and conduct his own business.

4. Evans shall not make any contracts or commitments for or on behalf of Block or any Block Subsidiary, nor shall Evans incur any expenses on behalf of Block or any Block Subsidiary without HRB's prior written approval.

5. During the term of this Agreement, Evans shall be paid a salary at the annual rate of $260,000.00, said salary to be paid in equal semi-monthly installments of $10,833.33 each, commencing November 15, 1994. In addition to salary, in consideration of the covenants and agreements contained herein, Evans shall be paid the sum of $40,000.00 in cash on November 15, 1994. In connection with any services heretofore performed or performed during the term of this Agreement, Evans shall not be entitled to any payment of compensation (a) under any bonus or cash incentive compensation program in effect for Block and HRB's fiscal years 1995 and 1996, including, without limitation, Block's 1995 Management Incentive Plan or any similar plan adopted for Block's fiscal year 1996, or (b) for unused vacation, unused personal days, unused sick leave or unused reserved sick leave. At the termination of this Agreement, the payment to Evans of salary earned to the date of such termination shall be in full satisfaction of all claims for salary or other cash compensation under this Agreement.

6. During the term of Evans' employment under this Agreement, and thereafter if the applicable benefit plan so provides, Evans may continue to participate in the H&R Block Deferred Compensation Program for Executives, as amended ("DCP"), the H&R Block, Inc. Executive Survivor Plan, the Amended and Restated H&R Block Health Care Premium Plan, the H&R Block Health Care Plan, the Amended and Restated H&R Block Savings Plan ("401K Plan"), the Amended and Restated H&R Block Profit Sharing Plan and Trust ("P/S Plan") and the H&R Block Long-Term Disability Income Plan ("LTD"), in accordance with the terms of such benefit plans, with the following conditions and/or modifications:

     a. Vesting in "Company Contributions" under the DCP shall continue during the course of Evans' employment hereunder regardless of the number of "Hours of Service" actually performed by Evans, provided that this Agreement does not terminate prior to October 31, 1995. The parties agree that no portion of the cash payment of $40,000.00 to be made to Evans on November 15, 1994, as specified in Section 5 above, shall be subject to deferral under the DCP and, therefore, no Company matching contribution under the DCP shall apply to such payment;

     b. If Evans is employed by another entity during the term hereof, participation in the H&R Block Health Care Plan shall continue only until the date that Evans is eligible to participate in a health care plan of such other employer, provided that, if, because of a pre-existing medical condition of Evans or any member of his family currently covered under the H&R Block Health Care Plan, coverage for such condition is not provided by the health care plan of such other employer, participation in the H&R Block Health Care Plan shall continue until Evans' employment ceases under the terms of this Agreement;

     c. Evans shall receive a contribution under the P/S Plan for the Plan Year ended April 30, 1995, and Company matching contributions under the 401K Plan for the Plan Year ended April 30, 1995, and Evans shall receive one-year of vesting credit under each such plan for the Plan Year ended April 30, 1995. Company contributions under the P/S Plan and the 401K Plan and vesting credit for the Plan Year ended April 30, 1996, is dependent upon the actual number of "Hours of Service" performed by Evans under this Agreement during such Plan Year; and

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     d.   If, during the term of this Agreement, Evans receives
any benefits under the LTD, each salary installment payment (as set forth in Section 5 above) for a pay period for which a LTD benefit payment is also being paid under the LTD shall be reduced by the amount of such LTD benefit payment. In such event, the provisions of Section 5 are hereby amended accordingly.

7. Incentive stock options and nonqualified stock options granted to Evans under either the 1984 Long-Term Executive Compensation Plan ("1984 Plan") or the 1993 Long-Term Executive Compensation Plan ("1993 Plan") that are outstanding on the date of this Agreement shall remain outstanding during the continuation of Evans' employment hereunder, subject to the terms of such options and the exercise thereof. Such outstanding options that are not yet exercisable shall continue to vest during the continuation of Evans' employment hereunder in accordance with the terms of the applicable Stock Option Agreements. Block shall have no obligation to grant to Evans any further stock options or other awards under the 1993 Plan.

8. Performance units awarded to Evans as of May 1, 1993, and as of May 1, 1994, pursuant to the H&R Block Long-Term Performance Program (under the 1984 and 1993 Plans) shall continue in effect during the continuation of Evans' employment hereunder, but shall be forfeited in accordance with Section 9 of such Program upon any termination of Evans' employment with HRB and all other Block Subsidiaries prior to the end of the applicable performance periods specified in such awards.

9. During the term of this Agreement, until such time, if any, that Evans accepts employment or a long-term consulting arrangement with a third party, HRB shall provide Evans with reasonable secretarial services, including the receipt and relay of telephone calls and messages for Evans, such services to be provided without regard to any consulting services that may be performed by Evans pursuant to this Agreement.

10. Evans agrees that at no time will he communicate to any person, firm, corporation or other entity any confidential information, knowledge or trade secrets that Evans may have acquired in the past, or may from time to time acquire during his employment hereunder, with respect to the business of Block and the Block Subsidiaries, including, but not limited to, information concerning agreements with third parties, financial matters, marketing programs, systems, processes, methods of operations, future plans and strategies.

11. Evans, for himself and for his heirs, legal representatives and assigns, unconditionally releases and forever discharges HRB, Block and all other Block Subsidiaries, their respective directors, officers, employees, agents, successors and assigns, of and from any and all claims, demands, actions, causes of action and suits whether at law or in equity, which now exist or may hereafter arise from any matter, fact, circumstance, happening or thing whatsoever occurring or failing to occur prior to the date of this Agreement involving Evans' employment by Block or HRB, including, without limitation, Evans' hiring by Block, compensation earned as of or before the date of this

                           Page 3 of 4

Agreement, other obligations of Block or HRB under any employment agreement or understanding, whether oral or written, heretofore existing, or Evans' resignation as Senior Vice President, Corporate Operations, of Block.

12. Unless terminated earlier pursuant to this Section 12, this Agreement shall be in effect from the date hereof until October 31, 1995, on which date this Agreement and Evans' employment hereunder shall terminate. This Agreement and HRB's obligations hereunder shall terminate immediately upon the death of Evans.
In the event of such death, compensation under Section 5 of this Agreement shall be paid only to the date of death. In the event of any material violation by Evans of any of the terms of this Agreement, HRB may terminate this Agreement and Evans' employment hereunder without notice and, in such event, compensation under
Section 5 of this Agreement shall be paid only to the date of such termination.

13. The failure of either party to insist upon the performance of any of the terms and conditions of this Agreement, or the waiver of any breach of any of the terms and conditions of this Agreement, shall not be construed as thereafter waiving any such terms and conditions, but the same shall continue and remain in force and effect as if no such forebearance or waiver had occurred.

14.  This Agreement may not be assigned by Evans.

15. This Agreement expresses fully the understanding and agreement by and between the parties and all prior understandings, agreements or commitments of any kind, oral or written, as to Evans' employment by HRB and any matter covered by this Agreement are hereby superseded and cancelled, with no further liabilities or obligations of the parties with respect thereto except as to any monies due and unpaid between the parties to this Agreement on the date hereof. Any modification of this Agreement or additional obligation assumed by either party in connection with this Agreement shall be binding only if evidenced in writing signed by each party.

16. It is agreed that this Agreement shall be governed by, construed and enforced in accordance with the laws of the State of Missouri.

     IN WITNESS WHEREOF, the parties have executed this Agreement as of the day and year first above written.


HRB MANAGEMENT, INC.



By /s/Thomas M. Bloch              /s/ William F. Evans
   -------------------------       -------------------------
   Thomas M. Bloch, President      William F. Evans




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